EXHIBIT 11




              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share amounts)


                                     Three Months Ended       Six Months Ended
                                          June 30                  June 30
                                     ------------------       ----------------
                                      1998        1997         1998      1997
                                     ------------------       ----------------
Net income                           15,012      12,532       25,885    19,981
                                     ==================       ================
Average common shares outstanding    47,883      47,728       47,852    47,608

Common stock equivalents (1)            302         200          304       184
                                     ------------------       ----------------
Diluted shares outstanding           48,185      47,928       48,156    47,792
                                     ==================       ================
Earnings per share                   $  .31      $  .26       $  .54    $  .42
                                     ==================       ================
Diluted earnings per share           $  .31      $  .26       $  .54    $  .42
                                     ==================       ================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.